Exhibit 2.4

DEED OF IRREVOCABLE UNDERTAKING

To:                             Activision Blizzard, Inc. (“Aikido”)

ABS Partners C.V. (“Aikido Sub”)

From:               [name] (the “Shareholder”)

2 November 2015

Re:                             Offer by way of scheme of arrangement for King Digital Entertainment plc (the “Company” or “Karate”)

Dear Sirs

1.                                      In this deed of irrevocable undertaking (this “Deed”) unless the context otherwise requires:

“Acquisition” means the proposed acquisition by or on behalf of Aikido Sub described in the Rule 2.5 Announcement, and any references to the “Acquisition” shall include any revisions, extensions or renewals of such Acquisition;

“Business Day” means any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Committed Shares” means the Shares specified in the Schedule hereto, including any Shares deriving from the rights set out in column 4 of Part (A) of that Schedule;

“Court” means the High Court of Ireland;

“Encumbrance” means, other than arising by virtue of this Deed, applicable law (including the Companies Act 2014 and US federal and state securities law) and/or the Articles of Association of the Company, any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, pre-emptive right, community property interest or other similar restriction on (i) the voting of any security; (ii) the transfer of any security or other asset; (iii) the receipt of any income derived from any asset; (iv) use of any asset; or (v) the possession, exercise or transfer of any other attribute of ownership of any asset;

“Exempted Transfer” means any of the following transfers of Shares:

(a)                                 transfer(s) of Shares by testamentary disposition or operation of law, in which case this Deed shall bind the transferee;

(b)                                 transfer(s) of Shares pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Deed as if a party hereto;

(c)                                  transfer(s) of Shares to companies that are subsidiaries or holding companies of the Shareholder or subsidiaries of any holding company of the Shareholder subject to the transferee agreeing in writing to be bound by the terms of this Deed as if a party hereto;

(d)                                 transfer(s) of Shares in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organisations, subject to the transferee first agreeing in writing to be bound by the terms of this Deed in a manner reasonably satisfactory to Aikido; and

(e)                                  such transfer(s) of Shares as Aikido may otherwise permit in its discretion;

“Extraordinary General Meeting” or “EGM” means the extraordinary general meeting of registered holders of the Shares (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened for a date and time immediately after the Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Further Shares” means any other shares in the capital of the Company of which the Shareholder may hereafter become the beneficial owner and, with respect to which shares, the Shareholder is entitled to control the voting thereof;

“Offer” means a proposed offer in accordance with Clause 3.6 of the Transaction Agreement, on terms at least as favourable, in the aggregate, to the Shareholder as the Scheme but with such modifications as are necessary to take account of the fact that it is a contractual offer, by or on behalf of Aikido or Aikido Sub to acquire all of the issued and to be issued Shares subject to satisfaction of the conditions (other than the acceptance condition) set out in the Rule 2.5 Announcement, and any reference to the “Offer” include any revisions, extensions or renewals of such Offer on terms at least as favourable to the Shareholder, in the aggregate, as the offer described in the Rule 2.5 Announcement;

“Offer Document” means the formal document making the Offer;

“Panel” means the Irish Takeover Panel;

“Relevant Acquisition Document” means the Scheme Circular or the Offer Document, as applicable;

“Rule 2.5 Announcement” means the draft announcement to be dated on or about    2 November 2015 (Pacific time) as attached to this Deed and marked “A”;

“Scheme” means the proposed court-approved scheme of arrangement under Chapter 1 of Part 9 of the Companies Act 2014 as described in the Rule 2.5 Announcement and any reference to the “Scheme” include any revisions, extensions or renewals of such Scheme on terms at least as favourable to the Shareholder, in the aggregate, as that under the Scheme;

“Scheme Circular” means the formal document containing, inter alia, the terms and conditions of the Scheme and explanatory statement in relation thereto;

“Scheme Meeting” means the meeting or meetings of the registered holders of Shares (and any adjournment thereof) convened by (i) resolution of the board of Karate or (ii) order of the Court, in either case pursuant to Section 450 of the Companies Act 2014, to consider and vote on approving and implementing the Scheme;

“Shares” means the ordinary shares of $0.00008 each in the capital of the Company;

“subsidiaries” means subsidiaries as defined in Section 7 of the Companies Act 2014;

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2013;

“Transaction Agreement” means the agreement setting out certain matters in relation to the Acquisition between the Company, Aikido and Aikido Sub dated 2 November 2015; and

“US Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Except as otherwise defined herein or where the context otherwise requires, the terms in this Deed shall have the meanings given to them in the Transaction Agreement.

2.                                      The Shareholder hereby irrevocably and unconditionally warrants and undertakes with Aikido and Aikido Sub (save in respect of paragraphs 2.2 to 2.6, 2.8 and 2.10, as to which the Shareholder undertakes only) on the terms of this Deed for so long as this Deed remains in effect, that:

2.1                               the Shareholder is the sole beneficial owner of the Committed Shares and has, and will continue to have, all relevant authority to vote the Committed Shares and any Further Shares in favour of the Scheme and, as otherwise reasonably required to progress or implement the Scheme or the Acquisition;

2.2                               the Shareholder shall cast or procure the casting of all votes, in person or by proxy in respect of all of its Committed Shares and Further Shares, in favour of the Scheme and as otherwise reasonably required to progress or implement the Scheme or the Acquisition including in favour of any resolutions to reduce the share capital of the Company and alter the articles of association of the Company whether at the Scheme Meeting or Extraordinary General Meeting or at any other meeting of any class of which the Shareholder is or has been determined by Aikido Sub or Karate or a court of competent jurisdiction (as the case may be) to be a member;

2.3                               the Shareholder shall cast or procure the casting of all votes, in person or by proxy in respect of all of its Committed Shares and Further Shares, against any resolutions proposed at any extraordinary general meeting of Karate convened in connection with any Karate Alternative Proposal;

2.4                               in the event that the Acquisition is implemented as an Offer in accordance with the terms of the Transaction Agreement and the Takeover Rules, on terms and conditions at least as favourable, in the aggregate, as the Scheme, the Shareholder will accept or procure the acceptance of the Offer in respect of the Committed Shares and any Further Shares and deliver (or procure the delivery of) duly completed form(s) of acceptance, together with the document(s) of title and/or evidence of authority with respect to them, in accordance with the terms of the Offer, if applicable in accordance with the terms of the Offer not later than 5.00p.m. (Irish time) on the first closing date of the Offer;

2.5                               in the event that Further Shares are issued after the despatch of the Offer Document, the Shareholder will accept (or procure the acceptance of) the Offer in respect of such Further Shares and deliver (or procure the delivery of) the acceptance documentation set out above in relation to such Further Shares not later than 5.00p.m. (Irish time) on the first closing date of the Offer;

2.6                               in the event that the Acquisition is implemented as an Offer in accordance with the Transaction Agreement, the Shareholder shall cast or procure the casting of all votes, in person or by proxy, in respect of all of its Committed Shares and Further Shares in favour of any resolutions to be proposed to the members of Karate at any extraordinary general meeting convened in connection with such Offer;

2.7                               other than the Committed Shares, the Shareholder does not own, manage, control or have any interest, directly or indirectly, in any Shares or other securities of the Company or any rights to subscribe for, purchase or otherwise acquire any such Shares or securities either alone or together with others;

2.8                               the Shareholder shall not:

(a)                                 directly or indirectly solicit, knowingly encourage or accept or agree to accept or vote in favour of or assent to, any Karate Alternative Proposal; provided that if the Company has delivered a Superior Proposal Notice with respect to a Karate Alternative Proposal pursuant to (and in accordance with) the Transaction Agreement, this clause 2.8(a) shall not limit the ability of the Shareholder to engage in discussions or negotiations with the third party (and any persons Acting in Concert with such third party, and their respective Representatives) making such Karate Alternative Proposal (the “Third Party”) and agree or confirm to the Company and the Third Party that it shall execute an agreement or undertaking to vote for or accept any Karate Alternative Proposal (“Third Party Undertaking”); provided that:

(A)                                          no such Third Party Undertaking shall be executed until after this Deed has lapsed under clause 7; and

(B)                                          the Third Party Undertaking shall be on terms which are materially no more favourable in aggregate to the Third Party than the terms of this Deed are to Aikido and Aikido Sub unless at the time of or following delivery of the Superior Proposal Notice, the Shareholder offers to enter into a revised agreement or undertaking with Aikido on substantially the same terms as the Third Party Undertaking in the event that Aikido modifies the terms of the Transactions such that the Karate Alternative Proposal no longer constitutes a Karate Superior Proposal, in which case, this clause 2.8(a)(B) shall no longer apply;

(b)                                 except by way of an Exempted Transfer or except pursuant to the Acquisition, sell, transfer, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or the creation or grant of any other Encumbrance over, all or any of the Committed Shares or any Further Shares or any interest in all or any thereof;

(c)                                  exercise any rights attributable to or conferred by the Committed Shares or the Further Shares, whether under Article 67 of the Articles of Association of Karate or otherwise, that would reasonably be expected to impede or delay or adjourn the convening or holding of the Scheme Meeting or the EGM or any extraordinary general meeting convened in order to progress or implement the Scheme or the Offer;

(d)                                 withdraw the acceptances referred to in paragraph 2.4 above in respect of any of the Committed Shares or Further Shares even if entitled to withdraw such acceptances under the Takeover Rules;

(e)                                  other than in relation to the Further Shares issued after the date hereof and attributable to or derived from the Shareholder’s holdings of Committed Shares or rights specified or referred to in the Schedule, acquire or become beneficially interested in any Shares, or securities convertible into Shares, in the Company or any interest in such Shares or securities without the prior written consent of Aikido; or

(f)                                   enter into any deed, agreement, arrangement or incur an obligation or give any indication of intent (whether conditional or unconditional and whether or not legally binding):

(i)                                     to do all or any of the acts referred to in this paragraph 2.8; or

(ii)                                  which, in relation to the Committed Shares or the Further Shares, would reasonably be expected to impede or delay the Shareholder from voting in favour of the Scheme or accepting the Offer;

2.9                               the Shareholder has and will continue to have all relevant authority and power to enter into, and to perform all obligations under this Deed; and

2.10                        where the Committed Shares and/or the Further Shares are registered in the name of a nominee, the Shareholder shall direct and procure the nominee to act as if the nominee were bound by the terms of this Deed and shall do all acts necessary to carry the terms hereof into effect as if the Shareholder had been the registered holder of the Committed Shares and/or the Further Shares.

3.                                      The Shareholder recognises and acknowledges that if the Shareholder should fail to comply with the obligations contained herein or should otherwise be in breach of any of any obligations under this Deed, damages may not be an adequate remedy and that Aikido and Aikido Sub should accordingly be entitled to seek equitable relief, including an injunction or order for specific performance for such failure or breach.

4.                                      The Shareholder consents to the issue of any press announcement incorporating references to the Shareholder and to this Deed substantially in the same terms as references set out in the Rule 2.5 Announcement.

5.                                      The Shareholder understands that the Takeover Rules require the Shareholder’s interests in securities in the Company and Aikido in the twelve (12) months prior to 2 November 2015 to be disclosed in the Relevant Acquisition Document and that, if the Relevant Acquisition Document is posted, this Deed will be made available for public inspection prior to the Offer being declared unconditional or the Scheme becoming effective and that particulars of it will be contained in the Relevant Acquisition Document.  The Shareholder warrants that the details of all of its interests in securities of the Company and dealings in securities of the Company as set out in the Schedule are true, complete and accurate in all respects and that its interests are correctly described, including the registered holders of the securities to which they relate.  The Shareholder shall notify Aikido promptly in writing of any changes in such details and shall, on request, provide Aikido with all reasonable assistance in compiling and confirming the details of its interests and dealings in securities of the Company.  The Shareholder shall also promptly supply to Aikido, or procure the supply to Aikido of, details (dates, prices and numbers) of its dealings in Shares in the twelve (12) month period prior to 2 November 2015.  The Shareholder confirms that it does not hold any interest in securities in Aikido and the Shareholder has never had any dealings in securities in Aikido.

6.                                      The Shareholder will provide Aikido and Aikido Sub with all assistance and further information in relation to its interest in the Committed Shares or any Further Shares as Aikido may reasonably require in order to comply with the requirements of the Panel and any other legal or regulatory requirements for inclusion in the Rule 2.5 Announcement and the Relevant Acquisition Document (or any other document required in connection with the Acquisition).

7.                                      This Deed shall cease to have any effect whatsoever and all the obligations, undertakings and warranties under this Deed will lapse upon the earliest to occur of the following events:

(a)                                 if the Rule 2.5 Announcement is not released on or before 11.59p.m. (Pacific time) on 2 November 2015;

(b)                                 if the Transaction Agreement is terminated in accordance with its terms;

(c)                                  if the Offer or Scheme (as applicable) lapses or is withdrawn (other than in circumstances where there is a switch from a Scheme to an Offer) with, to the extent required, the approval of the Panel or the High Court of Ireland; or

(d)                                 if Completion has not occurred by the End Date.

8.                                      Notwithstanding anything in this Deed to the contrary: [(i) the Shareholder makes no agreement or understanding herein in any capacity other than in the Shareholder’s capacity as owner of the Shares, and not in Shareholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries, and (ii)](1) nothing herein will be construed to limit, require or affect any action or inaction by [a Shareholder or by any representative or appointee of any such](2) Shareholder serving on the board of directors of the Company or any Subsidiary or as an officer or fiduciary of the Company or any Subsidiary of the Company, or acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or any Subsidiary of the Company. [Accordingly for the avoidance of doubt, nothing in this Deed will prevent or in any way restrict the ability of the Shareholder to hold discussions with any party which has made a Karate Alternative Proposal with respect to the terms of the Shareholder’s employment with Karate or future employment with such third party in the context of the Karate Alternative Proposal.](3)

9.                                      The Shareholder hereby accepts and acknowledges that:

(a)                                 it has not entered into this Deed relying on any statement or representation, made by Aikido (or any of its directors, officers, employees or agents) or any other person, and that nothing in this Deed obliges Aikido to announce or make the Acquisition or despatch the Relevant Acquisition Document in the event that it is not required to do so under the Takeover Rules;

(1)  Bracketed language included in Deed of Irrevocable Undertaking signed by officers and directors.

(2)  Bracketed language included in Deed of Irrevocable Undertaking signed by Bellaria Holding S.à r.l.

(3)  Bracketed language included in Deed of Irrevocable Undertaking signed by officers and directors.

(b)                                 any time, date or period mentioned in this Deed may be extended by agreement between the parties but as regards any time, date or period originally fixed or so extended time shall be of the essence;

(c)                                  the invalidity, illegality or enforceability of a provision of this Deed shall not affect or impair the continuance in force of the remainder of this Deed;

(d)                                 Aikido may not assign any of its rights and obligations under this Deed without the prior written consent of the Shareholder other than to Aikido Sub;

(e)                                  Aikido Sub may not assign its rights and obligations under this Deed without the prior written consent of the Shareholder other than to a wholly owned subsidiary of Aikido and that, if Aikido wishes, in accordance with the terms of the Transaction Agreement, to switch from a Scheme to an Offer, it may wish to effect such an assignment and consents to such assignment;

(f)                                   the Shareholder will keep confidential the possibility, terms and conditions of the Offer and the existence and terms of this Deed until, in each case, the announcement of the same by or on behalf of Aikido;

(g)                                  by signing this Deed the Shareholder hereby consents to the issue of the Rule 2.5 Announcement indicating that this commitment has been given by the Shareholder and the Shareholder further acknowledges that particulars of this Deed will be contained in the Relevant Acquisition Document; and

(h)                                 this Deed will be governed by and construed in accordance with Irish law and that the Irish courts are to have exclusive jurisdiction for all purposes in connection herewith.

SCHEDULE

HOLDINGS AND DEALINGS IN KARATE

(A)                               Holdings as at date hereof

(1) Registered Holder	(2) Beneficial Owner	(3) Number and Class of Shares in the Company	(4) Number of Shares in Company, subject to options, warrants or other rights to subscribe, acquire or convert

(B)                               Dealings since 2 November 2014

(1) Registered Holder	(2) Transaction Type	(3) Date	(4) Quantity	(5) Price

IN WITNESS whereof this voting undertaking has been entered into and delivered as a deed the day and year first herein WRITTEN.

Signed and delivered as a DEED by

In the presence of:

Signature of Witness:

Address of Witness:

Occupation of Witness: